APPENDIX A

RCM INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO FUNDS TRUST

Funds Trust Funds
Specialized Technology Fund

Most recent annual approval by the Board of Trustees:  March 29, 2013

Appendix A amended: January 26, 2008

SCHEDULE A

RCM INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO FUNDS TRUST

            This fee agreement is made as of the 26th day of January, 2008, and is amended as of the 29th day of March, 2013, by and between Wells Fargo Funds Management, LLC (the “Adviser”) and RCM Capital Management LLC (the “Sub-Adviser”).

            WHEREAS, the parties and Wells Fargo Funds Trust (the “Trust”) have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”), dated October 29, 2001, whereby the Sub-Adviser provides investment management advice to each series of the Trust as listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”); and

            WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be at the annual rates indicated on Schedule A.

            NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated on a monthly basis by applying the following annual rates to the Fund’s net assets:

Name of Fund	Sub-Advisory Fee
Specialized Technology Fund [1]	First 50M 1.00% Next 50M 0.70% Over 100M 0.55%

1. On March 29, 2013, the Board of Funds Trust approved an advisory fee change to the Specialized Technology Fund.  Effective May 1, 2013 the advisory fees will be:  First 50M 0.90%; Next 50M 0.65%; Over 100M 0.55%.

The foregoing fee schedule is agreed to as of March 29, 2013 and shall remain in effect until changed in writing by the parties.

                                                            WELLS FARGO FUNDS MANAGEMENT, LLC

                                                            By:

                                                                  Andrew Owen

                                                                  Executive Vice President

ALLIANZ GLOBAL INVESTORS U.S. LLC (successor to RCM Capital Management LLC)

                                                            By:

                                                                  Name:

                                                                  Title: